Exhibit 10.1

INDEMNITY AGREEMENT

        This Agreement made as of the _____ day of _______________, 2005, between Infodata Systems Inc., a Virginia corporation (“Corporation”) and the undersigned officer or director with reference to the following facts:

        The officer or director is currently serving at the request of the Corporation and the Corporation wishes to have him continue in such capacity. He is willing, under certain circumstances, to continue in such capacity. In addition to the indemnification to which the undersigned may otherwise be entitled as a matter of law, and as an additional consideration for services, the Corporation has, in the past, furnished at its expense directors and officers liability insurance protecting the officers and directors in connection with such service. Coverage under such insurance has been severely limited.

        The undersigned has indicated that he does not regard indemnities available under the Corporation’s bylaws or otherwise as adequate to protect him against the risks associated with service to the Corporation.

        In order to induce the undersigned to continue to serve as a director and/or officer for the Corporation and in consideration for continued services, the Corporation hereby agrees to indemnify him as follows:

1.	The Corporation will pay on his behalf and on behalf of his executors, administrators or assigns, any amount which he is or becomes legally obligated to pay because of’ any claim or claims made against him because of any act or omission or neglect or breach of duty, including any actual or alleged error which he commits while acting in his capacity as a director or officer of the Corporation and solely because of his being a director or officer. As used in this paragraph, “claim” or “claims” include any action or proceeding to which he is made or threatened to be made a party, whether civil or criminal, including, but not limited to, an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity. Further, the term “Corporation”, as used in this Agreement shall be deemed to include any corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise served by the undersigned in any capacity at the request of the Corporation. The payments which the Corporation will be obligated to make hereunder shall include, among others, damages, judgments, settlements and costs, cost of investigation and costs of defense of legal actions, claims or proceedings and appeals therefrom and costs of attachment or similar bonds; provided, however, that the Corporation shall not be obligated to pay fines or other obligations or fees imposed by law or otherwise make any payments hereunder which it is prohibited by applicable law from paying as indemnity or for any other reason.

2.	If a claim under this Agreement is not paid by the Corporation, or on its behalf, within sixty (60) days after a written claim has been received by the Corporation, the claimant (officer or director) may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expenses of prosecuting such claim.

3.	The Corporation shall not be liable under this Agreement to make any payments in connection with any claim:

(a) Which is actually made under a valid and collectible insurance policy, except in respect of any excess beyond the amount of payment under such insurance;

(b) Based upon or attributable to his gaining in fact any personal profit or advantage to which he was not legally entitled;

(c) For an accounting of profits made from the purchase or sale by him of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange of 1934.

4.	The officer or director shall give to the Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice shall be directed to the Company’s President, 13454 Sunrise Valley Drive, Suite 500, Herndon, Virginia 20171.

5.	Costs and expenses (including attorney’s fees) incurred in defending or investigating any action, suit, proceeding or investigation, shall be paid by the Corporation in advance of the final disposition of such matter, if the officer or director undertakes in writing to repay any such advances in the event that it is ultimately determined that he was not entitled to indemnification under the terms of this Agreement. Once the repayment agreement has been delivered to the Corporation, the Corporation agrees to payment of fees to third parties when they become due and payable.

6.	If the officer or director is deceased and is entitled to indemnification under any provision of this Agreement, the Corporation shall indemnity his estate and spouse, heirs, administrators and executors.

7.	If the officer or director is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in the investigation, defense, appeal or settlement of such suit, action or proceeding, but not, however, for all of the total amount thereof; the Corporation shall nevertheless indemnity him for the portion to which he is entitled.

8.	The termination of any action, suit or proceeding which is covered by this Agreement by judgment, order, settlement or a conviction, shall not of itself; create a presumption for the purpose of this Agreement that he did not act in good faith in the manner which he reasonably believes to be in or not opposed to the best interests of the Corporation.

9.	This indemnification and advancement payment of expenses as provided by any provision to this Agreement shall not be deemed exclusive of any other tights to which he may be entitled to any provision of law, the Certificate of Incorporation, the bylaws; this or any other agreement, vote of stockholders or disinterested directors, or otherwise both as to action in his official capacity and as to action in any other capacity.

10.	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

11.	This Agreement shall be binding upon all successors and assigns of the Corporation (including any transferee of all or substantially all of its assets and any successor by merger or operation of law) and shall inure to the benefits of the officers’ or directors’ heirs, personal representatives and estate.

12.	If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Agreement shall be construed as to give effect to the intent manifested by the provisions held invalid, illegal or unenforceable.

        IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

INFODATA SYSTEMS INC.
___________________________	By ____________________________
Director and/or Officer	Title